Exhibit 99.1

COHEN & COMPANY REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Board Declares Dividend of $0.20 per Share

Philadelphia and New York, November 1, 2017 — Cohen & Company Inc. (NYSE American: COHN), formerly known as Institutional Financial Markets, Inc., a financial services firm specializing in fixed income markets, today reported financial results for its third quarter ended September 30, 2017.

•                  Operating income was $1.0 million for the three months ended September 30, 2017, compared to $1.7 million for the three months ended June 30, 2017, and $2.7 million for the three months ended September 30, 2016. Operating income was $5.3 million for the nine months ended September 30, 2017, compared to $6.1 million for the nine months ended September 30, 2016.

•                  Income (loss) before income taxes was ($0.6) million for the three months ended September 30, 2017, compared to $0.6 million for the three months ended June 30, 2017, and $1.7 million for the three months ended September 30, 2016. Income before income taxes was $1.0 million for the nine months ended September 30, 2017, compared to $3.2 million for the nine months ended September 30, 2016.

•                  Net income (loss) was ($0.8) million, or ($0.45) per diluted share, for the three months ended September 30, 2017, compared to $0.6 million, or $0.35 per diluted share, for the three months ended June 30, 2017, and $1.5 million, or $0.87 per diluted share, for the three months ended September 30, 2016. Net income was $0.8 million, or $0.45 per diluted share, for the nine months ended September 30, 2017, compared to $3.0 million, or $1.67 per diluted share, for the nine months ended September 30, 2016.

•                  Revenue was $10.0 million for the three months ended September 30, 2017, compared to $11.4 million for the three months ended June 30, 2017, and $14.1 million for the three months ended September 30, 2016. Revenue was $35.9 million for the nine months ended September 30, 2017, compared to $42.2 million for the nine months ended September 30, 2016.

•                  Total operating expenses were $9.0 million for the three months ended September 30, 2017, compared to $9.6 million for the three months ended June 30, 2017, and $11.4 million for the three months ended September 30, 2016. Total operating expenses were $30.6 million for the nine months ended September 30, 2017, compared to $36.1 million for the nine months ended September 30, 2016.

•                  Compensation as a percentage of revenue was 48% for the three months ended September 30, 2017, compared to 49% for the three months ended June 30, 2017, and 53% for the three months ended September 30, 2016. Compensation as a percentage of revenue was 49% for the nine months ended September 30, 2017, compared to 58% for the nine months ended September 30, 2016. The number of Cohen & Company employees was 84 as of September 30, 2017, compared to 82 as of June 30, 2017, and 83 as of September 30, 2016.

•                  Non-compensation operating expenses, excluding depreciation and amortization, were $4.2 million for the three months ended September 30, 2017, compared to $4.0 million for the three months ended June 30, 2017, and $3.9 million for the three months ended September 30, 2016. Non-compensation operating expenses, excluding depreciation and amortization, were $12.9 million for the nine months ended September 30, 2017, compared to $11.5 million for the nine months ended September 30, 2016.

•                  Interest expense was $1.6 million for the three months ended September 30, 2017, compared to $1.1 million for the three months ended June 30, 2017, and $1.0 million for the three months ended September 30, 2016. Interest expense was $4.3 million for the nine months ended September 30, 2017, compared to $3.0 million for the nine months ended September 30, 2016. For both the three month and nine month periods, interest expense was higher in 2017 than in 2016 primarily as a result of interest on the $15 million of convertible debt that was issued in March 2017 and the investment agreement with JKD Capital Partners I LTD that was entered into in October 2016.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Although we were disappointed that a weak trading environment negatively impacted the Company’s results in the third quarter, we were pleased to report an additional $10 million capital infusion at the end of the quarter. We contributed the $10 million into our JVB broker-dealer, and believe this additional capital will allow JVB to accelerate the growth of its matched book repo business. We continue to explore various business development opportunities in both our capital markets and asset management segments. We remain committed to enhancing stockholder value, and in the third quarter continued to pay our quarterly dividend.”

Total Equity and Dividend Declaration

•                  At September 30, 2017, total equity was $47.2 million, compared to $46.8 million as of December 31, 2016.

•                  The Company’s Board of Directors has declared a dividend of $0.20 per share. The dividend will be payable on December 1, 2017, to stockholders of record on November 17, 2017.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 9999699, or request the Cohen & Company earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 9999699.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of September 30, 2017, the Company managed approximately $3.6 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of September 30, 2017, almost all of the Company’s assets under management, or 90.5%, were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment has historically been comprised of investments in Cohen & Company’s sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	9/30/17	6/30/17	9/30/16	9/30/17	9/30/16
Revenues
Net trading	$5,988	$6,095	$10,486	$20,158	$31,973
Asset management	1,779	1,731	1,781	6,202	5,662
New issue and advisory	2,012	868	811	3,992	2,176
Principal transactions	63	21	536	553	718
Other revenue	159	2,659	476	4,962	1,661
Total revenues	10,001	11,374	14,090	35,867	42,190

Operating expenses
Compensation and benefits	4,759	5,549	7,464	17,493	24,392
Business development, occupancy, equipment	738	697	718	2,021	2,033
Subscriptions, clearing, and execution	1,789	1,667	1,678	5,169	4,702
Professional services and other operating	1,666	1,674	1,513	5,694	4,718
Depreciation and amortization	60	61	66	187	220
Total operating expenses	9,012	9,648	11,439	30,564	36,065

Operating income	989	1,726	2,651	5,303	6,125

Non-operating income (expense)
Interest expense, net	(1,606)	(1,112)	(991)	(4,330)	(2,973)
Income (loss) before income taxes	(617)	614	1,660	973	3,152
Income tax expense	141	2	130	148	157
Net income (loss)	(758)	612	1,530	825	2,995
Less: Net income (loss) attributable to the noncontrolling interest	(211)	186	489	274	925

Net income (loss) attributable to Cohen & Company Inc.	$(547)	$426	$1,041	$551	$2,070

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$(547)	$426	$1,041	$551	$2,070
Basic shares outstanding	1,213	1,217	1,181	1,210	1,233
Net income (loss) attributable to Cohen & Company Inc. per share	$(0.45)	$0.35	$0.88	$0.46	$1.68

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(547)	$426	$1,041	$551	$2,070
Net income (loss) attributable to the noncontrolling interest	(211)	186	489	274	925
Interest and amortization on Convertible $15M, 8% Notes	—	354	—	—	—
Adjustment (1)	(30)	—	(23)	(29)	(33)
Enterprise net income (loss)	$(788)	$966	$1,507	$796	$2,962

Basic shares outstanding	1,213	1,217	1,181	1,210	1,233
Unrestricted Operating LLC membership units exchangeable into COHN shares	532	532	532	532	532
Additional Convertible $15M, 8% Notes	—	1,034	—	—	—
Additional dilutive shares	—	8	13	14	9
Fully diluted shares outstanding	1,745	2,791	1,726	1,756	1,774

Fully diluted net income (loss) per share	$(0.45)	$0.35	$0.87	$0.45	$1.67

(1) An adjustment is included because if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2017 (unaudited)	December 31, 2016
Assets
Cash and cash equivalents	$22,133	$15,216
Receivables from brokers, dealers, and clearing agencies	108,870	81,178
Due from related parties	547	57
Other receivables	2,364	5,225
Investments - trading	104,262	157,178
Other investments, at fair value	5,814	8,303
Receivables under resale agreements	436,541	281,821
Goodwill	7,992	7,992
Other assets	1,732	4,301
Total assets	$690,255	$561,271

Liabilities
Payables to brokers, dealer, and clearing agencies	$32,602	$85,761
Due to related parties	—	50
Accounts payable and other liabilities	20,680	9,618
Accrued compensation	3,598	4,795
Trading securities sold, not yet purchased	89,993	85,183
Securities sold under agreements to repurchase	448,133	295,445
Deferred income taxes	4,092	4,134
Debt	43,917	29,523
Total liabilities	643,015	514,509

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	69,840	69,415
Accumulated other comprehensive loss	(888)	(1,074)
Accumulated deficit	(29,769)	(29,576)
Total stockholders’ equity	39,200	38,782
Noncontrolling interest	8,040	7,980
Total equity	47,240	46,762

Total liabilities and equity	$690,255	$561,271

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com